                                                                    Exhibit 12.1



                                 KNOLOGY, INC.

               Computation of Ratio of Earnings to Fixed Charges



                                                             YEAR ENDED                                 Nine Months    Nine Months
                                 --------------------------------------------------------------------      Ended          Ended
                                 December 31,  December 31,  December 31,  December 31,  December 31,  September 30,  September 30,
                                    1994          1995          1996          1997          1998           1998           1999
                                 ------------  ------------  ------------  ------------  ------------  -------------  -------------
EARNINGS:
Income (Loss) cumulative
  effect of change in accounting
  principle and (provision) benefit
  for income taxes per statement
  of operations.................  $3,399,595    $1,047,874   $2,802,056  $  183,438      $(27,608,378)   $(13,092,380) $(54,736,288)
ADD:
  Portion of rents
  representative of the
  interest factor ..............           0             0            0           0            86,192          88,000       126,500

  Interest on indebtedness .....     149,717       555,815        9,933      12,431        29,033,088      21,477,687    24,287,041

  Amortization of debt discount.           0             0            0           0        13,651,778       9,948,239    11,665,498

  Fixed charges of
  unconsolidated subsidiary.....           0             0    1,078,831   6,249,356                 0               0             0
                                  ----------    ----------   ----------  ----------      ------------    ------------  ------------

  Income as adjusted ...........  $3,549,312    $1,603,689   $3,890,820  $6,445,225      $ 15,162,680    $ 18,421,546  $(18,657,249)
                                  ==========    ==========   ========== ===========    ==============  ==============  ============

FIXED CHARGES:
  Portion of rents
  representative of the
  interest factor ..............           0             0            0           0            86,192          88,000       126,500
                                  ----------    ----------   ----------  ----------      ------------    ------------  ------------

  Interest on indebtedness .....     149,717       555,815        9,933      12,431        29,033,088      21,477,687    24,287,041

  Amortization of debt discount.           0             0            0           0        13,651,778       9,948,239    11,665,498

  Fixed charges of
  unconsolidated subsidiary.....           0             0    1,078,831   6,249,356                 0               0             0
                                  ----------    ----------   ----------  ----------      ------------    ------------  ------------

  Fixed charges ................  $  149,717    $  555,815   $1,088,764  $6,261,787      $ 42,771,058    $ 31,513,926  $ 36,079,039
                                  ==========    ==========   ==========  ==========     =============   =============  ============
  Ratio of earnings to fixed
  charges ......................       23.71          2.89         3.57        1.03                --              --            --

  Insufficient earnings to
  cover fixed charges ..........          --            --           --           --       27,608,378      13,092,380    54,736,288

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